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                                                                     EXHIBIT 8.3

                     [Letterhead of Davis Polk & Wardwell]


                                                     August 7, 2003




Netro Corporation
3860 North First Street
San Jose, California  95134

Ladies and Gentlemen:

         We are acting as United States counsel to Netro Corporation (the "Company") in connection with merger of the Company with a subsidiary of SR Telecom Inc. ("SR Telecom") and the Registration Statement on Form F-4 (the "Registration Statement") filed with the United States Securities and Exchange Commission (Registration No. 333-107620) by SR Telecom for the purpose of registering under the United States Securities Act of 1933 (the "Act") 41,600,000 of SR Telecom's common shares to be delivered to the shareholders of the Company as merger consideration. We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.

         We have considered the statements relating to legal matters, documents or proceedings included in the Prospectus under the caption "The Merger-Material Tax Considerations-U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Consequences of the Cash Dividend, the Merger and the Ownership of Shares of SR Telecom Common Stock". In our opinion, such statements fairly summarize in all material respects such matters, documents or proceedings.

         As described in the discussion of U.S. federal income tax
considerations set forth under the caption "The Merger-Material Tax Considerations-U.S. Federal Income Tax Considerations-Characterization of the Cash Dividend and the Merger" in the Registration Statement, we are not able to render an opinion that the cash dividend and the merger constitute separate taxable events or that the merger is properly treated as a "reorganization", in each case for U.S. federal income tax purposes, because such an opinion would depend on certain facts (for example, the ultimate source of funds for the cash dividend) that will not be known until the closing of the merger or thereafter. Further, even assuming that we were able to render a favorable opinion that the cash dividend and the merger constitute separate taxable events and that the merger is properly treated as a "reorganization", in each case for U.S. federal income tax purposes, the U.S.
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Netro Corporation                      2                          August 7, 2003

federal income tax consequences of the merger will also depend upon whether the value of SR Telecom (excluding certain liquid assets) is at least equal to the value of Netro (determined based on market values on the closing date after taking into account the cash dividend), which will not be known until the closing date of the merger.

         We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

         We hereby consent to the use of our name under the captions "Summary of the Proxy Statement/Prospectus-Material U.S. Federal Income Tax Consequences of the Cash Dividend and the Merger," "Risk Factors-The U.S. Federal Income Tax Consequences of the Cash Dividend and the Merger are subject to uncertainty," "Material Tax Considerations" and "Legal Matters" in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.

         In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.




                                                 Very truly yours,

                                                 /s/ Davis Polk & Wardwell